CONSULTING, CONFIDENTIALITY AND NON-COMPETITION
                     AGREEMENT AND RELEASE


        MADE this 24th day of July, 1998 by and between

AMP Incorporated, a Pennsylvania corporation having its

principal office in Harrisburg, Pennsylvania, USA ("AMP",

which term shall be construed herein to include all

subsidiaries and affiliates of AMP Incorporated), and Javad K.

Hassan ("Consultant").



                     W I T N E S S E T H:

        WHEREAS, Consultant was first employed by AMP on March

14, 1988 and became an officer of AMP in 1989; and

        WHEREAS, as a result of said employment and executive

status, Consultant has acquired and may continue to acquire

confidential and proprietary knowledge relating to the general business affairs and operations, and in particular to the

global technology and business development activities of AMP;

and

        WHEREAS, Consultant has come forward indicating his

intention to voluntarily retire from AMP's employment

effective August 1, 1998, and

        WHEREAS, the parties entered into an Employment

Agreement dated February 28, 1988 (the "Employment

Agreement"), certain terms and conditions of which are still in effect, and the parties intend to formally terminate said agreement, except as otherwise provided herein, and

        WHEREAS, AMP desires to retain to itself the sole

benefit of Consultant's knowledge and information concerning these technology and business development activities and to

continue to derive advice, counsel and services from

Consultant from time to time.

        NOW, THEREFORE, in consideration of the mutual

covenants and undertakings hereafter set forth, the parties

agree as follows:

        1.  Independent Contractor Status.  AMP agrees to

retain Consultant as an independent contractor carrying out

specific projects identified by AMP and Consultant agrees to perform such consulting services for AMP as may be designated from time to time by AMP's President and Chief Executive

Officer, or by AMP's Chairman of the Board, or by their

designee. Such projects shall include, but not be limited to,

those identified in the attachment hereto.  Consultant will

perform services pursuant to this Agreement as an independent contractor and this Agreement will not be considered to create the relationship of employer and employee. Consultant is not authorized to make any representations, contract or commitment on behalf of AMP without the prior written consent of AMP's

President and Chief Executive Officer or AMP's Chairman of the

Board or their designee.

        2.  Term.   The original term of this Agreement shall

be one year, beginning on August 1, 1998 and ending July 31,

1999. This Agreement may be extended by a writing executed by both of the parties hereto on the same terms and conditions as herein contained or otherwise as may be then mutually agreed upon by the said parties.

        3.  Compensation/Consideration.   Consultant will be

compensated as follows for his performance of active

consulting services, for his adherence to his non-competition and confidentiality covenants, and for his other agreements

herein:

           (a) Consultant will be paid a fee of $31,250 per

        month for the period from August 1, 1998 through July

        31, 1999, with such monthly fee payable in arrears by

        the 15th day of the next following month, and will

        receive a 1998 stock option award under AMP's Long

        Term Equity Incentive Plan equal to 30,000 options,

        which will vest on the third anniversary of grant,

        have an exercise period extending to the tenth

        anniversary of grant, and have an exercise price equal

        to the date of grant fair market value.  The $15,625

        monthly amount due Consultant during his first two

        years after leaving AMP's employment pursuant to

        Section 7 of his Employment Agreement shall be paid to

        Consultant (again in arrears by the 15th day of the

        next following month) with respect to the period from

        August 1, 1998 to July 31, 2000, during which period

        the non-competition provisions of said Section 7 shall

        continue to apply.

           (b) Upon receipt from Consultant of a lump sum

        payment of 44,835 pounds sterling, AMP will transfer

        to Consultant AMP's interest in the Mercedes

        automobile currently provided for Consultant's use in

        the United Kingdom.  If and only if Consultant opts to

        purchase the automobile, AMP will make a pre-tax

        payment to Consultant of $46,000.  In return for such

        payment, Consultant waives any repatriation allowance

        and costs otherwise provided under AMP's international

        assignee policy. This right to purchase the automobile

        shall expire September 1, 1998, at which time the

        vehicle, if not purchased, will be returned to AMP's

        possession in the United Kingdom.

           (c) Contingent upon Consultant's faithful

        adherence to his covenants herein and his continuing

        non-competition, (1) AMP will extend the expiration

        date of each AMP stock option grant Consultant holds

        at retirement, including any options first granted to

        him in 1998, beyond his August 1, 1998 retirement date

        to the tenth-anniversary-of-grant expiration date that

        was originally applicable to a given grant, and (2),

        solely for purposes of the continued vesting and

        payout to the Consultant of the 1996 and 1997

        Performance Restricted Shares held by Consultant at

        his retirement (which will be paid out, to the extent

        vested, in January 1999, and January 2000,

        respectively), Consultant's employment with AMP will

        not be considered as terminated during the initial

        term of this Agreement.

           (d) At the start of each month Consultant shall

        submit a written report to AMP's President and Chief

        Executive Officer summarizing in reasonable detail his

        AMP consulting services and his other non-AMP business

        activities for the immediately prior month and his

        planned AMP-related travel and consulting activities

        for the current month. The $31,250 monthly payment

        under paragraph (a) above will be contingent upon

        receipt of this report, with the Agreement otherwise

        continuing in full force and effect during any payment

        deferral period resulting from a late report.

           (e) Consultant will be paid ordinary and

        reasonable travel and business expenses incurred while

        performing consulting services hereunder. Expense

        payments will be made upon presentment to and approval

        by AMP's President and Chief Executive Officer of an

        AMP expense voucher (with appropriate receipts

        itemizing the expenses incurred). Expense vouchers

        shall be submitted no later than ten (ten) days after

        the end of the month of receipt of the credit card

        bill(s) relating to the expenses.

           (f) Consultant's "Pensionable Earnings" for

        purposes of the AMP Incorporated Supplemental

        Executive Pension Plan shall be the actual base

        earnings and annual cash bonus paid or payable to him

        during the period from August 1 1997 to July 31,1998,

        and the enhanced benefit amount resultant from this

        use of final year rather than three year average

        earnings shall be payable to him beginning immediately

        with no reduction for commencement prior to age 60.

        Consultant shall otherwise be deemed eligible to

        participate in the AMP Voluntary Early Retirement

        Program in effect until August 15, 1998, which means

        he will be eligible for an enhanced benefit under the

        AMP Incorporated Pension Plan and Pension Restoration

        Plans (which benefits are offsets to the enhanced

        Supplemental Executive Pension Plan benefit) and for a

        continuation of his AMP health care benefit coverage

        to age 65 on the terms and conditions such health care

        benefits are provided to active employees.

           (g) Upon Consultant's August 1, 1998 retirement

        from AMP, his status as an employee of AMP on

        international assignment will end, and for periods of

        time thereafter he will not be eligible for any of the

        international assignment allowances, tax advance and

        tax equalization payments, or other benefits afforded

        under AMP's international assignee policies, with the

        exceptions that the international assignee allowances

        currently provided will be continued on a month-to-

        month basis until the earlier of September 30, 1998 or

        Consultant's actual repatriation to the United States

        and repatriation costs and allowances (unless waived

        pursuant to paragraph (b) above) will be covered if

        repatriation occurs by September 30, 1998, and with

        the further exception that the costs of his tax return

        preparation and tax equalization will be covered for

        the period of his international assignment ending no

        later than September 30, 1998.  Should Consultant not

        promptly repatriate to the United States during the

        two months following his retirement date, (1) AMP will

        cover the costs of shipping his U.S.-stored household

        goods to him in the United Kingdom and agrees to sell

        or otherwise transfer over to him at fair market value

        AMP's interest in any household goods and appliances

        currently being provided to him, (2) AMP will

        cooperate with Consultant within reasonable bounds in

        whatever steps may be necessary to modify or update

        his United Kingdom visa status, with the understanding

        that consultant is personally responsible for filing

        the necessary documents and obtaining the necessary

        approvals to change his current visa status, (3) any

        and all costs inherent in or resulting from

        maintaining two residences or otherwise attributable

        to cost-of-living differentials between the U.S. and

        the United Kingdom will be solely the responsibility

        of Consultant to bear, and (4) any and all U.S. and

        United Kingdom taxes and tax compliance costs that

        arise on and after October 1, 1998 attributable to

        compensation paid to Consultant from AMP under this

        agreement or otherwise on and after October 1, 1998

        will be solely the responsibility of Consultant to

        resolve and discharge.

           (h) AMP agrees that the services of Cendant

        Mobility, Inc. will be available to Consultant on an

        assigned sale basis to handle the settlement of his

        home in Hershey, Pennsylvania.  The settlement process

        must be completed by December 31, 1998.

           (i) While Consultant is providing consulting

        services in Harrisburg, Pennsylvania, AMP will provide

        him with office space and appropriate

        administrative/clerical support.

        4.  Consultant's Covenants.  In addition to

Consultant's obligation to perform consulting services

pursuant to Section 1 of this Agreement, Consultant

specifically covenants and agrees and it is an essential

condition of this Agreement that:

           (a) He will not disclose to unauthorized persons

        any information whatsoever relative to AMP's business

        or the business of its subsidiaries and affiliates,

        whether previously acquired or otherwise and, to that

        end, he will at all times observe the strictest

        secrecy with regard to all matters, without

        limitation, concerning AMP's business, and this

        obligation to secrecy shall continue not only through

        the period of this Consulting Agreement and

        performance hereunder but permanently thereafter.

           (b) Consultant confirms his continuing post-

        employment confidentiality obligations under the terms

        and conditions of his Employment Agreement and Exhibit

        F to his Employment Agreement, or otherwise entered

        into between Consultant and AMP during Consultant's

        employment with AMP.

           (c) During the term of this Agreement and while he

        is receiving any payment or other consideration from

        AMP pursuant to this Agreement he will not engage in

        or perform any services as an employee, partner,

        owner, stockholder, consultant or advisor or otherwise

        for any other business organization or individuals in

        connection with any matter in respect of which the

        interest of such other business organization or

        individual is or might reasonably be expected by AMP

        to be adverse to or inconsistent with that of AMP.

        Ownership as an investor of not more than five percent

        (5%) of the outstanding shares of stock of any company

        having at least one hundred (100) shareholders shall

        not in itself constitute a violation of this covenant.

           (d) Consultant confirms his obligation to comply

        with any and all convenants not to compete either

        contained in the Employment Agreement and Exhibits, or

        otherwise entered into between Consultant and AMP

        during Consultant's employment with AMP.

           (e) He will not take or remove from AMP's premises

        without the written consent of the President and Chief

        Executive Officer or the Chairman of the Board any

        reports, papers, documents or any reproductions

        thereof relating to AMP's business .

           (f) He will not at any time act or conduct himself

        in any manner which he knows or should have reason to

        believe is inimical or contrary to AMP's best

        interests.

           (g) All intellectual property, whether patentable

        or not, conceived, developed or reduced to practice in

        the performance of Consultant's services under this

        Agreement, including but not limited to inventions,

        processes, know how, ideas, discoveries, designs,

        improvements, methods, copyrights, trademarks,

        software, mask works or the like and actual and

        potential client contact lists, shall be and hereby is

        assigned by Consultant to AMP, to include all such

        rights throughout the world. Further, all models,

        prototypes, contrivances and structures made or

        prepared for AMP in the performance of services under

        this Agreement shall be the property of AMP.

        Consultant understands and agrees that all written or

        other tangible data developed by Consultant in

        performing services pursuant to this Agreement,

        whether in printed or electronic form, and all films,

        tapes, documents, reports, evaluations, plans,

        specifications, drawings, programs, worksheets and

        materials are works made for hire and that AMP will

        have all right, title and interest in such data.

           (h) Consultant confirms his post-employment

        obligations under the terms and conditions of the

        Intellectual Property Agreement, attached to the

        Employment Agreement as Exhibit G, or otherwise

        entered into between Consultant and AMP during

        Consultant's employment with AMP.

        (5) Release.   In exchange for good and valuable

consideration described above, including but not limited to

the consideration in the form of cash compensation, a 1998

stock option grant, an enhanced pension benefit, continuing

health care benefits to age 65, and extensions of stock

options and Performance Restricted Share awards beyond

termination of employment, Consultant, on his own behalf and on behalf of any heirs, representatives, executors,

administrators, successors and assigns, agrees to release and forever discharge AMP, each and every officer, director, and employee of AMP and their successors and assigns, and any

person, firm, corporation, association or partnership

affiliated with the AMP, whether currently known or unknown to the Consultant (collectively, "Releasees"), from all actions,

suits, debts, covenants, contracts, agreements, judgments,

claims and demands whatsoever, in law or equity (collectively,

"claims"), whether known or unknown to Consultant, arising out of or in any way connected with Consultant's employment with

AMP or the termination of that employment, with the

understanding that as a retiree from AMP Consultant has rights to receive his accrued AMP-provided pension benefits, to

receive his accumulated Employee Savings and Thrift Plan and

Deferred Compensation Plan account balances, to retain his

split-dollar life insurance coverage and those rights are

continuing and unaffected by this release. By this release,

Consultant understands that he is giving up all claims against

AMP, or against any person acting on AMP's behalf, related to his employment with AMP and the termination of that

employment. Further, Consultant agrees that his release

includes but is not limited to claims for breach of contract,

impairment of economic opportunity, wrongful discharge,

intentional infliction of emotional harm, promissory estoppel,

defamation, fraud, misrepresentation, or any other tort, and also claims arising under Title VII of the Civil Rights Act of

1964, 42 U.S.C.  2000e et seq. (relating to sex, race, and

certain other kinds of job discrimination); the Age

Discrimination in Employment Act, 29 U.S.C.  929 et seq.

(relating to age discrimination in employment); the

Pennsylvania Human Relations Act, 43 Pa. Cons. Stat. Ann.  951

et seq. (relating to all the above-mentioned forms of job

discrimination); and any other foreign, federal, state or

municipal statute, ordinance, executive order or regulation

relating to discrimination in employment or in any way

pertaining to employment relationships, which against the

above-described Releasees Consultant now has or ever had (but not which may arise subsequent to the date of execution of

this Agreement). Consultant represents and warrants that he

has disclosed all actual or suspected violations of foreign,

federal, state and local law or regulations of which he is

aware, and Consultant releases the Releasees from any claims related thereto, both directly and derivatively.

        6.  Age Discrimination in Employment Act Notice.   The

following information is required by federal law to be

included in an agreement of this type:

            (a) Consultant has 21 days in which to review this

Agreement, including the                above release, sign

and date it, and return an executed copy to AMP. Consultant is advised to consult an attorney prior to signing.

            (b) Following Consultant's signing of this

Agreement, Consultant has an            additional seven days

in which to revoke this Agreement. To be effective,

Consultant's    revocation must be in writing, signed, dated,

and provided to AMP (Attn: W.J. Hudson) at P.O. Box 3608,

Harrisburg, PA 17105-3608, no later than seven days from the

date    on which Consultant first signed and dated his

acceptance of this Agreement.



        7.  Employment References.  Requests for employment

references directed to AMP will be responded to by the CEO or by the Chairman of the Board and will be neutral in scope.



        8.  No Assignments.  This Agreement is personal to

Consultant and he shall not assign either this Agreement or

any of his rights, benefits or interests herein and this

provision applies equally to Consultant's wife, estate or

anyone else claiming through Consultant. No right, benefit or interest under this Agreement shall be subject to

anticipation, alienation, sale, assignment, pledge,

encumbrance or charge, and any attempt to anticipate,

alienate, sell, assign, pledge, encumber or charge the same

shall be void. No right, benefit or interest under this

Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of Consultant. If

Consultant should become bankrupt or attempt to anticipate,

alienate, sell, assign, pledge, encumber or charge any right,

benefit or interest under this Agreement, then such right,

benefit or interest shall, in the sole uncontrolled discretion of AMP, cease and determine.

        9.  Survival of Undertakings.   Notwithstanding the

condition for payment as set forth in Section 4 herein, if

this Agreement is terminated pursuant to any provision or

provisions herein set forth or for the convenience of the

parties hereto or by Consultant for any reason, Consultant's undertakings as set forth in Section 4, shall nevertheless

survive for a continuous period of 24 months from the date of any such termination of this Agreement with no further cost or obligation for payment to Consultant by AMP.

        10  Entire Agreement.   This Agreement constitutes the

entire understanding between AMP and Consultant with reference to its subject matter and shall not be changed or modified

except by a written instrument signed by the parties hereto.

        11. Waiver/Estoppel.   No term or condition of this

Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any term or provision of this

Agreement, except by a written instrument of the party charged with such waiver or estoppel executed with the same formality attending the execution of this Agreement.

        12. Cooperation in Litigation.   Consultant agrees to

provide AMP with reasonable cooperation and assistance,

including the taking of depositions and the giving of

testimony at trial if deemed necessary, for all lawsuits for which Consultant's testimony may be warranted. AMP will

reimburse Consultant for any reasonable and necessary expense incurred as a result of such cooperation and assistance.

        13. Indemnity Agreement.   AMP acknowledges that the

terms of the Indemnity Agreement between Consultant and AMP

dated October 22, 1996 shall remain effective until ten years after the date as of which Consultant ends his service as an employee of AMP or the final termination of all proceedings

and derivative proceedings in respect of which Consultant is or may be entitled to be granted rights of indemnification

under the terms of that agreement.

        14. Executive Severance Agreement.   Consultant Agrees

that the Executive Severance Agreement dated October 22, 1996 between him and AMP applicable upon a change of control of AMP terminates as of his August 1, 1998 retirement date.

        15. Severability.   Should any part, term or provision

of this Agreement be determined by any court to be illegal or invalid, such finding shall not affect the validity of the

remaining parts, terms and provisions of this Agreement.

        16. No Admission.  This Agreement shall not be

construed as an admission by AMP of any liability to you or of the violation of any statute or legal or equitable obligation.

        17. Governing Law.   This Agreement shall be governed

by and construed under the laws of the Commonwealth of

Pennsylvania, without respect to the Commonwealth's conflicts of laws provisions, and applicable federal law.

        IN WITNESS WHEREOF, the parties hereto have caused

this Agreement to be executed as of the day and year first

above written intending to be legally bound.




                                              AMP Incorporated

Attest:  /s/  D. F. Henschel
       ----------------------            By:   /s/ W. J. Hudson
     David F. Henschel                       ---------------------
     Corporate Secretary                 Its: President & CEO


RELEASE:
By his signature below, Consultant certifies that he has read the terms of this Agreement, that he has had the opportunity to discuss this Agreement with his attorney, that AMP has advised him he has up to twenty one (21) days to review this Agreement and the meaning and consequences of it with his attorney, and that he understands its terms and effects. Consultant acknowledges that he is executing this Agreement voluntarily, with a full understanding of its terms and effects, intending to be legally bound hereby, in exchange for consideration, which he acknowledges is adequate and satisfactory to him. Consultant understands he has seven (7) days from the execution of this Agreement to advise AMP that he is revoking it, and he understands that at the end of the seven-day period, if he does not revoke it, it will be in full force and effect. Consultant intends for this Agreement to comply with Section 201 of the Older Workers Benefit Protection Act of 1990.

ACCEPTED AND AGREED:

  /s/  J. K. Hassan
___________________________               Date: 7/24/98
    Javad K. Hassan